SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.          )
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Consolidated Capital Institutional Properties/3
(Name of Registrant as Specified In Its Charter)
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CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3
55 Beattie Place, P.O. Box 1089
Greenville, South Carolina 29602

INFORMATION STATEMENT

September 10, 2008
     This information statement is being furnished to limited partners of Consolidated Capital Institutional Properties/3, a California limited partnership (the “California partnership”), for information purposes in connection with a change in its domicile from California to Delaware (the “Redomestication”). The Redomestication will be effected through a merger of the California partnership with and into Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Delaware partnership”), with the Delaware partnership as the surviving entity in the merger. The merger will be undertaken pursuant to an Agreement and Plan of Merger, dated as of August 29, 2008 (the “merger agreement”), by and between the California partnership and the Delaware partnership. In this information statement, when we refer to the “partnership,” we are referring to the California partnership before the merger, and to the Delaware partnership after the merger.
     The merger must be approved by the general partner of the partnership and a majority in interest of the limited partners. ConCap Equities, Inc., the general partner of the partnership, has determined that the merger is advisable and in the best interest of the partnership and the limited partners and has approved the merger and the merger agreement. As of September 5, 2008, there were 383,001 limited partnership units issued and outstanding, and affiliates of the general partner owned 239,212 of these units, or approximately 62.46% of the outstanding units. The general partner’s affiliates have indicated that they intend to take action by written consent, as permitted under the partnership agreement, to approve the merger on or about October 1, 2008. As a result, approval of the merger is assured, and your consent to the merger is not required.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.
     This information statement contains information about the merger and the reasons that the general partner has decided that the merger is in the best interests of the partnership and the limited partners. The general partner has conflicts of interest with respect to the merger that are described in greater detail herein. Please read this information statement carefully. It provide you with detailed information about the merger. The merger agreement is attached to this information statement as Exhibit A.
     This information statement is first being sent to limited partners on or about September 10, 2008.

THE REDOMESTICATION
Reasons for the Redomestication
     Generally. The general partner believes Delaware offers a more flexible and established law to govern the partnership. Delaware is an established business center, with a significant corporate history. Nearly 60% of the Fortune 500 companies are organized under Delaware law, and Delaware corporations constitute more than 50% of all U.S. publicly traded companies. The Delaware Revised Limited Partnership Act (the “DRLPA”) grants jurisdiction to the Delaware Court of Chancery over most matters involving limited partnerships. The Delaware Court of Chancery is the principal forum in the United States for the resolution of internal governance disputes of corporations as well as alternative entities such as limited partnerships. Further, the Delaware Court of Chancery is one of the most respected tribunals in the world with regard to complex business and commercial matters over which it has jurisdiction. The comprehensive body of case law developed in the Delaware Court of Chancery provides considerable guidance on a multitude of governance and business issues that arise with respect to corporations and limited partnerships. Moreover, because the Delaware Court of Chancery is a court of equity, it does not have jurisdiction over criminal cases and tort actions seeking primarily damages, thereby allowing it to expedite business cases. Although other states have passed statutes similar to Delaware’s corporation and limited partnership statutes, there is no state with the sophistication and efficiency of the Delaware Court of Chancery or the consistency in its decisions. Moving to a jurisdiction with well-established law regarding both general and limited partners’ duties to the partnership will reduce uncertainty as to partnership governance matters and make partnership action more predictable. Although cases regarding limited partnerships are not as common and prevalent as Delaware corporate law decisions, because many concepts are similar, courts are likely to draw from corporate decisions in ruling on questions involving limited partnerships.
     Series of Limited Partnership Interests. Under the DRLPA, a partnership agreement may provide for the establishment of one or more designated series of partnership interests with separate rights with respect to specified property, or profits and losses associated with specified property. There is no similar provision in California partnership law. The general partner views this as a significant advantage of moving the partnership’s domicile to Delaware, and may utilize its authority under the partnership agreement after the merger to establish one or more designated series of partnership interests, each of which would represent a financial interest only in specified partnership property, and would entitle the holders thereof to future distributions and allocations of income and loss based solely on the performance of that property. If separate series are established, each limited partner will receive a percentage interest in each series that is equal to the limited partner’s percentage interest in the partnership immediately before the serialization. After separate series are created, limited partners would be able to transfer each series of limited partnership interest separately. Accordingly, if a limited partner views a partnership property that is associated with a particular series of limited partnership interests as less desirable than other partnership properties, the establishment of such series would enable the limited partner to dispose of the investment in that property and retain an investment in the other properties. There would be some additional administrative expense associated with the establishment of a series of limited partnership interests, but this expense is not expected to exceed $65,000 per year.
The Merger Agreement
     The following is a summary of the merger agreement and is subject to, and qualified in its entirety by reference to, the merger agreement which is attached as Exhibit A to this information statement.
     The Delaware partnership was recently formed for the sole purpose of effecting the Redomestication. Prior to the merger, it will have no assets or operations and no liabilities (other than liabilities for franchise taxes). The general partner is the sole general partner of both the California partnership and the Delaware partnership. AIMCO Properties, L.P., which is an affiliate of the general partner, is the sole limited partner of the Delaware partnership.
     The merger agreement between the California partnership and the Delaware partnership provides that the California partnership will merge into the Delaware partnership upon (i) an affirmative vote or written consent of the limited partners holding a majority of the outstanding units of limited partnership interest in the California partnership, and (ii) approval of the general partner. In the merger, each unit of limited partnership interest in the California partnership will be converted into an identical unit of limited partnership in the Delaware partnership and the general partnership interest in the California partnership now held by the general partner will be converted into a general partnership interest in the Delaware partnership. All interests in the Delaware partnership outstanding immediately prior to the merger will be cancelled in the merger. The voting and other rights of the limited partners provided for in the partnership agreement will not be changed as a result of the merger.
     In the merger, the partnership agreement of the California partnership will be adopted as the partnership agreement of the Delaware partnership, with the following changes: (i) references therein to the California Uniform Limited Partnership Act (the “CULPA”) will be amended to refer to the DRLPA; (ii) a description of the merger will be added; (iii) the name of the partnership will be “Consolidated Capital Institutional Properties/3, LP” and (iv) a provision will be added that will give the general partner authority to establish different designated series of limited partnership interests that will have separate rights with respect to specified partnership property, and profits and losses associated with such specified property.
     Under the partnership agreement, the general partner would be authorized to amend the partnership’s certificate of limited partnership and the partnership agreement as it deems appropriate, in its sole discretion, to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property. The general partner has not yet determined how the agreement would be amended to implement a series of limited partnership interests. However, any such amendment may provide for the following:
     • All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the partnership.
     • Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the partnership and other series.
     • If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the general partner would allocate them among any one or more of the series in such manner and on such basis as the general partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the limited partners of all series for all purposes.
     • The assets belonging to a particular series would be charged solely with the liabilities of the partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the partnership to and among one or more of the series in such manner and on such basis as the general partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the limited partners of all series for all purposes.
     • No limited partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.
     • At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each limited partner which would initially consist of that portion of such limited partner’s existing capital account that relates to the series property. Thereafter, the capital account of each limited partner in that series would be adjusted in the manner set forth in the partnership agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.
No Dissenters’ Rights of Appraisal
     Under the partnership agreement and California law, limited partners do not have dissenters’ rights of appraisal in connection with the Redomestication.

Regulatory Approvals
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the merger.
Approval of Partners
     Under California law, an agreement of merger must be approved by all general partners and the principal terms of the merger must be approved by a majority in interest of each class of limited partners, unless a greater approval is required by the partnership agreement. Our partnership agreement does not specify any such greater approval. The general partner has approved the merger agreement. As of September 5, 2008, there were 383,001 limited partnership units issued and outstanding, and affiliates of the general partner owned 239,212 of these units, or approximately 62.46% of the outstanding units. The general partner’s affiliates have indicated that they intend to take action by written consent, as permitted under the partnership agreement, to approve the merger on or about October 1, 2008. As a result, approval of the merger is assured, and your consent to the merger is not required.
Differences in Applicable Law
     The partnership is currently governed by the California Uniform Limited Partnership Act, or CULPA. The CULPA was first enacted in the mid-twentieth century and was based on the Uniform Limited Partnership Act that was then in force in many jurisdictions in the United States. As a result of dissatisfaction with the ambiguities of the Uniform Limited Partnership Act, and the increasing use of limited partnerships in more sophisticated business transactions, a Revised Limited Partnership Act was drafted and, in the early to mid 1980’s, most states, including Delaware and California, adopted a form of the Revised Limited Partnership Act, with modifications introduced by each state. Recently, California adopted a new Uniform Limited Partnership Act of 2008. California partnerships (including ours) governed by the older CULPA continue to be governed by it unless affirmative action has been taken by the general partner and limited partners to elect to be governed by one of the newer California partnership acts. The partners in the partnership have not elected to be governed by either of the newer California acts. After January 1, 2010, the California Uniform Limited Partnership Act of 2008 will apply to all California limited partnerships. The general partner believes that the DRLPA has advantages over the CULPA and both of the newer California acts.
     As a result of the merger, the partnership will be governed by the DRLPA instead of the CULPA. There are many differences between the statutes, most of them technical. The following is a summary of some of the more important differences, in the judgment of the general partner, between the DRLPA and CULPA. Most of these differences are not material to the limited partners.
     Liability to Third Parties. Limited partners are generally not liable for obligations of limited partnerships unless they take part in control of the business. Both the CULPA and DRLPA codify this exemption and specify certain activities of limited partners that are deemed by law not to involve control of the business. The DRLPA provides a more expansive list of “safe harbor” activities that are deemed not to involve participation in “control” of the limited partnership. The DRLPA therefore offers limited partners more comfort that the limited partners are protected from third-party creditors than does the CULPA. Furthermore, under the DRLPA, if a limited partner does participate in the control of the business, he or she is liable only to persons who transact business with the limited partnership reasonably believing, based upon the limited partner’s conduct, that the limited partner is a general partner. The CULPA has no comparable provision.
     Series of limited partners, general partners, partnership interests or assets. Under the DRLPA, a partnership agreement may establish or provide for the establishment of one or more designated series of limited partners, general partners, partnership interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the limited partnership or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. If a partnership agreement establishes or provides for the establishment of one or more series and other requirements are satisfied, then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series will be enforceable only against the assets of such series and not against the assets of the limited partnership generally, or any other series thereof, and, unless otherwise provided in the partnership agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited partnership generally or any other series thereof will be enforceable against the assets of such series. There is no similar provision in California partnership law. The general partner views this as a significant advantage of the Redomestication.
     Derivative Action. Under the DRLPA, a limited partner or an assignee of a partnership interest may bring a derivative action in the Court of Chancery in the right of a limited partnership to recover a judgment in its favor if general partners with authority to do so have refused to bring the action or if an effort to cause those general partners to bring the action is not likely to succeed. The CULPA does not provide for derivative actions.
     Loans to the Partnership. The CULPA prohibits a limited partner from making a loan upon the security of partnership property if, at the time such secured loan is made, the assets of the partnership are not sufficient to discharge partnership liabilities to third-party creditors. To make such a loan would be an act of fraud on the creditors of the partnership. However, under the DRLPA a limited partner may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for and transact other business with, the limited partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a person who is not a partner.
     Equal Treatment in Mergers. Under California law, in a merger, each limited partnership interest of the same class (such as the limited partners in the partnership) must be treated equally with respect to distribution of cash, property, rights, interests, or securities unless all limited partners agreed not to treat all interests equally. The DRLPA does not contain comparable requirements and, therefore, a merger agreement may provide that limited partners within the same class may be treated differently with respect to distributions of cash, property, rights, interests, or securities. For example, under Delaware law, a merger agreement may provide that certain limited partners receive cash in a merger transaction, while other limited partners receive the right to hold limited partner interests in the surviving entity.
     Dissolution. The CULPA contains few provisions dealing with partnership dissolution. It provides that the retirement, death, insanity, removal or failure to re-elect a general partner dissolves the partnership, unless the business is continued by the remaining general partners and/or a new general partner is elected. The DRLPA contains more extensive provisions on dissolution. First, it permits a limited partnership to provide for a specific dissolution date in its partnership agreement. Second, it permits partnership agreements to provide for dissolution by vote of the general or limited partners. Third, it permits limited partners to go to court to compel dissolution where the partnership cannot continue to carry on its business.
     Upon the dissolution of a Delaware limited partnership, the general partner may wind up the limited partnership’s affairs. Additionally, partners of a Delaware limited partnership possess the contractual freedom and power to provide in a partnership agreement who will wind up the limited partnership’s affairs upon the dissolution of the limited partnership. California has no comparable provision.
CERTAIN U.S. FEDERAL INCOME TAX MATTERS
General
     The following is a summary of certain aspects of the U.S. federal income taxation of the merger. The partnership has not sought a ruling from the Internal Revenue Service or any other U.S. federal, state or local agency with respect to any of the tax issues affecting the partnership, nor has it obtained an opinion of counsel with respect to any U.S. federal tax issues.
     The following discussion is limited to certain U.S. federal income tax matters. This summary of certain aspects of the U.S. federal income tax treatment of the partnership and the limited partners is based upon the U.S. Internal Revenue Code (the “Code”), judicial decisions, Treasury Regulations and rulings in existence on the date hereof, all of which are subject to change. This summary also does not discuss all of the tax consequences that may be relevant to a particular limited partner (such as limited partners subject to alternative minimum tax) or to certain limited partners subject to special treatment under the U.S. federal income tax laws, such as insurance companies, certain financial institutions, dealers or traders in securities, those who hold units of limited partnership interest as part of a hedge, straddle or conversion transaction, investors who have a functional currency other than the U.S. dollar and tax-exempt organizations. This discussion generally assumes that (a) a limited partner acquired its units of limited partnership interest directly from the partnership at formation and holds units as a capital asset within the meaning of Section 1221 of the Code for at least one year prior to the merger, and (b) the partnership will be treated as a non-publicly traded partnership for U.S. federal income tax purposes and that the partnership’s investments in the property-owning partnerships will be treated as capital assets of the Partnership.
Merger
     The merger of an existing partnership into another partnership is considered a continuation of the existing partnership if its partners, who own more than 50% of the profits and capital in the existing partnership, obtain more than 50% of the profits and capital in the resulting partnership. Because the partners in the partnership will receive the same number of units of limited partnership interest in the Delaware partnership as they had in the California Partnership, the Delaware partnership will be considered a continuation of the California partnership for tax purposes. The partnership will not recognize gain as a result of contributing its assets to the Delaware partnership. The Delaware partnership will have the same federal identification number as that of the California partnership and will have the same tax basis, holding period, and depreciation method for each of its assets as that of the partnership. The partners in the partnership will not recognize any gain from the Merger. The bases of the partners in the new partnership will be equal to their bases in the terminated partnership and their holding periods in their units in the Delaware partnership will be the same as their holding periods in the California partnership units.
No Tax Consequences to Limited Partners as a Result of the Merger
     The general partner believes that completion of the merger will not result in any tax consequences to the limited partners.
Tax Consequences to Limited Partners of Establishing Series Limited Partnership Interests
     The process of establishing a series should be treated as a tax-free “division” of the partnership into two or more partnerships for federal income tax purposes. Upon such division, any resulting partnerships will be considered a continuation of the prior partnership if the partners of the resulting partnerships had an interest of more than 50 percent in the capital and profits of the prior partnership. Any other resulting partnership will not be considered a continuation of the prior partnership but will be considered a new partnership. If the partners of none of the resulting partnerships owned an interest of more than 50 percent in the capital and profits of the prior partnership, none of the resulting partnerships will be considered a continuation of the prior partnership, and the prior partnership will be considered to have terminated. Where partners of a partnership which has been divided into two or more partnerships do not become members of a resulting partnership which is considered a continuation of the prior partnership, such members’ interests shall be considered liquidated as of the date of the division.
     Each series will be classified as a partnership for federal income tax purposes and will not be considered a publicly traded partnership taxable as a corporation for federal income tax purposes.
     The tax rules relating to a limited partner holding a series of limited partnership interests are the same as the rules applicable to partners holding an interest in one partnership. Accordingly, each limited partner must pay tax on his share of the annual income and gains of each series held by such limited partner, even if such series does not make any cash distributions, and most recognize gain or loss separately in the sale of an interest in each series.
CONFLICTS OF INTEREST
     The general partner has conflicts of interest with respect to the merger. Affiliates of Apartment Investment and Management Company (“Aimco”), an NYSE-listed real estate investment trust (“REIT”), own 100% of the interests in the general partner as well as 62.46% of the outstanding limited partnership units of the partnership. Although the general partner owes fiduciary duties to the limited partners, it also owes fiduciary duties to Aimco, which is its ultimate parent company. Accordingly, the general partner’s duties to the partnership and the limited partners may come into conflict with its duties to Aimco. Redomesticating the partnership will enable the general partner to take advantage of provisions of the DRLPA that authorize the creation of different series of limited partnership interests. The establishment of any such series would have benefits for all limited partners, by giving each limited partner an opportunity to make separate investment decisions with respect to an established series. The establishment of series limited partnership interests is of particular interest to Aimco and its affiliates, and may help Aimco more specifically allocate ownership among its affiliates. The partnership would incur additional administrative costs in establishing and maintaining any such series, which would be borne by all partners in proportion to their interests in the partnership.
THE PARTNERSHIP
     General. The partnership was organized on May 23, 1984 under the laws of the State of California. Its primary business is real estate ownership and related operations. The partnership was formed for the purpose of making investments in income-producing commercial and residential real estate. The partnership’s investment portfolio currently consists of five residential apartment complexes. As of September 5, 2008, there were 383,001 units outstanding, which were held of record by 6,939 limited partners. The general partner of the partnership is ConCap Equities, Inc., a Delaware corporation, which is a subsidiary of Aimco.
     The general partner’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000. The directors and officers of the general partner also serve as executive officers of Aimco. Another Aimco affiliate serves as manager of the partnership’s properties. The Partnership does not have any employees and depends on the general partner and its affiliates and agents for the management and administration of all partnership activities.
     For additional information about the partnership, please refer to its annual report, particularly Item 2 of Form 10-KSB, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes. See also “Available Information.”
     Description of Properties. At September 5, 2008, the partnership owned five apartment complexes (or interests therein). The following table provides additional information for each property:

Date of
Property	Purchase	Number of Units

Cedar Rim Apartments New Castle, Washington	04/91	104 units

Lamplighter Park Apartments Bellevue, Washington	04/91	174 units

Sienna Bay Apartments St. Petersburg, Florida	11/94	276 units
Tamarac Village Apartments I, II, III and IV Denver, Colorado	06/92	564 units

Williamsburg Manor Apartments Cary, North Carolina	11/94	183 units
     Investment Objectives and Policies; Sale or Financing of Properties. The partnership is engaged in the business of operating and holding real estate properties for investment. In general, the general partner regularly evaluates the partnership’s properties by considering various factors, such as the partnership’s financial position and real estate and capital markets conditions. The general partner monitors a property’s specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the operating performance of the property and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold a partnership property. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the general partner’s view as to the fair market value of the properties. Although the future operating results of your partnership and future sales price of the properties owned by your partnership are uncertain, the operating performance of your partnership’s properties may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of your partnership’s properties a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by the general partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The general partner owns all of the outstanding general partnership interests of the partnership, which constitute 1% of the total interests in the partnership. The partnership has no directors or executive officers of its own. The general partner is a Delaware corporation, which is indirectly wholly owned by Aimco. None of the general partner nor any of its directors or executive officers owns any of the limited partnership interests of the partnership. The following table sets forth certain information as of September 5, 2008 with respect to the ownership by any person (including any “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than 5% of the unit of limited partnership interest of the partnership.

Name and Address	Number of Units	Percent of Class
AIMCO Properties, L.P. (1)	119,557.6	31.22%
AIMCO IPLP, L.P. (2)	44,867.7	11.71%
Madison River Properties, LLC (2)	46,747.4	12.21%
Cooper River Properties, LLC (2)	28,039.3	7.32%

(1)	AIMCO Properties, L.P. is the operating partnership of Aimco. The general partner of AIMCO Properties, L.P. is AIMCO-GP, Inc., which is a wholly owned subsidiary of Aimco. Through AIMCO-GP, Inc. and AIMCO-LP, Inc., which is also a wholly owned subsidiary of Aimco, Aimco owns approximately 91% of AIMCO Properties, L.P. Together, Aimco and AIMCO Properties, L.P. directly or indirectly own 100% of AIMCO IPLP, L.P., Madison River Properties, LLC and Cooper River Properties, LLC, and therefore may be deemed the beneficial owners of units owned by those entities. The address of AIMCO Properties, L.P., AIMCO-GP, Inc. and Aimco is 4582 South Ulster Street Parkway, Suite 1100, Denver, CO 80237.

(2)	The address of each entity is 55 Beattie Place, P.O. Box 1089, Greenville, SC 29602.
PARTNER PROPOSALS
     In accordance with the terms of the partnership agreement, the partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the partnership agreement with the prior consent of at least 10% of the outstanding units of limited partnership interests.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the partnership has received contrary instructions from one or more of the limited partners. The partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the partnership delivered a single copy of the information statement. If a limited partner wishes to notify the partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the partnership as follows:
By mail: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071
By telephone: (800) 217-9608
By fax: (201) 460-0050
     A limited partner may also use the above telephone number, fax number or mailing address to notify the partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies.
AVAILABLE INFORMATION
     The partnership files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that the partnership files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The partnership’s public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
          Agreement and Plan of Merger (this “Agreement”), dated as of August 29, 2008, by and between Consolidated Capital Institutional Properties/3, a California limited partnership (the “California Partnership”), and Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Delaware Partnership”).
          WHEREAS, ConCap Equities, Inc., a Delaware corporation (the “General Partner”), is the sole general partner of the California Partnership and of the Delaware Partnership;
          WHEREAS, the General Partner has determined that the merger of the California Partnership with and into the Delaware Partnership is in the best interests of the California Partnership, the Delaware Partnership and their respective limited partners; and
          WHEREAS, the parties desire to enter this Agreement to evidence the terms, provisions, representations, warranties, covenants and conditions upon which such merger will be consummated.
NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
     1. The Merger. Upon the terms and subject to the conditions set forth herein, the California Partnership shall be merged with and into the Delaware Partnership (“Merger”), and the Delaware Partnership shall be the surviving entity in the Merger (the “Surviving Entity”). As soon as practicable after all of the conditions to the Merger set forth herein have been satisfied, the California Partnership and the Delaware Partnership shall (a) execute a certificate of merger and file it with the California Secretary of State and (b) execute a certificate of merger and file it with the Delaware Secretary of State. The Merger will become effective upon the filing of such certificates (the “Effective Time”).
     2. Consequences of the Merger. At the Effective Time, the Merger shall have the effect provided by applicable law, and the following consequences:
     (a) Certificate of Limited Partnership. The certificate of limited partnership of the Delaware Partnership in effect immediately prior to the Effective Time shall be the certificate of limited partnership of the Surviving Entity unless and until subsequently amended.
     (b) Partnership Agreement. The limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Annex A hereto, shall be the partnership agreement of the Surviving Entity (as so amended, the “Partnership Agreement”) unless and until subsequently amended. The general partner and each limited partner of the Surviving Entity shall have the rights under, be bound by and be subject to the terms and conditions of, the Partnership Agreement, as a limited partner or general partner, as applicable.
     (c) Conversion of Equity Interests.
     (i) General Partner. The General Partner shall be the sole general partner of the Surviving Entity. The interest of the General Partner in the California Partnership immediately prior to the Effective Time shall be converted into an equivalent interest in the Surviving Entity. The interest of the General Partner in the Delaware Partnership immediately prior to the Effective Time shall be cancelled.
     (ii) Limited Partners. Each limited partner in the California Partnership shall be a limited partner in the Surviving Entity. The interest of each limited partner in the California Partnership immediately prior to the Effective Time shall be converted into an equivalent interest in the Surviving Entity. The interest of each limited partner in the Delaware Partnership immediately prior to the Effective Time shall be cancelled.
     (d) Tax Treatment of Merger. The parties hereto acknowledge and agree that for federal income tax purposes the Merger will be treated as follows:
     (i) The California Partnership will be deemed to have obtained as a result of the Merger an initial capital account balance in the Surviving Entity reflecting the tax bases of the assets so treated as contributed by the California Partnership to the Surviving Entity.
     (ii) Each partner in the Surviving Entity will have an initial capital account balance in the Surviving Entity equal to its proportionate share of such initial capital account balance so deemed obtained by the California Partnership.
     (iii) In accordance with the foregoing, the respective initial capital account balances of the general partner and limited partners of the Surviving Entity immediately following the Effective Time shall be the same as those of the general partner and the limited partners of the California Partnership immediately prior to the Effective Time.
     (iv) The Merger should not be treated as a realization event and, in accordance with the foregoing, the Surviving Entity shall be treated as the continuation of the California Partnership for federal income tax purposes.
     3. No Dissenters’ Rights. None of the partners in the California Partnership or the Delaware Partnership will have any dissenters’ rights in connection with the Merger.
     4. Conditions to the Merger. The Merger shall not occur unless and until the Merger has been approved or consented to by a majority in interest of each class of limited partners of each of the California Partnership and the Delaware Partnership.
     5. Further Acts After Effective Time. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the California Partnership to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the general partner of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the California Partnership, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of the California Partnership all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or to otherwise carry out this Agreement.
     6. Abandonment. At any time prior to consummation of the Merger, this Agreement and Plan of Merger may be terminated and the Merger may be abandoned without liability to any party hereto upon the mutual consent of the California Partnership and the Delaware Partnership, in their sole discretion and for any reason or for no reason, notwithstanding approval of this Agreement and Plan of Merger by any of their partners.
     7. Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.
     8. No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person, entity, or organization other than the parties hereto (and their successors and assigns) any rights or remedies hereunder.
     9. Entire Agreement. This Agreement, together with the Annex hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. All prior or contemporaneous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral, are merged herein and shall be of no force or effect. This Agreement cannot be changed, modified, or discharged except by a writing executed and delivered by each of the parties.
     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed as of the date first above written.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, a California limited partnership

By:	CONCAP EQUITIES, INC., its General Partner

By:	/s/ Martha L. Long

Martha L. Long
Senior Vice President

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP, a Delaware limited partnership

By:	CONCAP EQUITIES, INC., its General Partner

By:	/s/ Martha L. Long

Martha L. Long
Senior Vice President

ANNEX A
FOURTH AMENDMENT
TO
THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP
          This FOURTH AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP, dated as of August 29, 2008 (this “Amendment”), is by and among ConCap Equities, Inc., a Delaware corporation (the “General Partner”), and the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
          WHEREAS, Consolidated Capital Institutional Properties/3, a California limited partnership (the “California Partnership”), and Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Delaware Partnership”), are parties to an Agreement and Plan of Merger, dated as of August 29, 2008 (the “Merger Agreement”);
          WHEREAS, pursuant to the Merger Agreement, the California Partnership will be merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity;
          WHEREAS, pursuant to the Merger Agreement, at the effective time of the merger, the Second Amended and Restated Limited Partnership Agreement of Consolidated Capital Institutional Properties/3, made as of May 22, 1984, and amended and restated as of May 1, 1985 and as of July 15, 1985, as amended by the First amendment, dated as of October 23, 1990, the Second Amendment, dated as of October 23, 1990, and the Third Amendment, dated as to October 12, 2006 (the “Partnership Agreement”), and as further amended by this Amendment, will become the partnership agreement of the Delaware Partnership; and
          WHEREAS, the merger will be effected upon the approval or consent of (i) the general partner of both the California Partnership and the Delaware Partnership, and (ii) a majority in interest of each class of limited partners of both the California Partnership and the Delaware Partnership.
          NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
1.	Amendments to the Partnership Agreement. At the effective time of the Merger, the Partnership Agreement shall be amended as follows:
(a)	Section 1.01 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.01 Formation and Agreement of Limited Partnership. Consolidated Capital Institutional Properties/3 was originally formed as a limited partnership (the “California Partnership”) pursuant to the provisions of the California Uniform Limited Partnership Act as set forth in Title 2, Chapter 2, of the California Corporations Code, upon the terms and conditions set forth in an agreement made as of May 22, 1984, and amended and restated as of May 1, 1985 and as of July 15, 1985. Pursuant to an Agreement and Plan of Merger, dated as of August 29, 2008, by and between the California Partnership and Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Delaware Partnership”), the California Partnership was merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity (the “Surviving Entity”) in the merger (the “Merger”). At the effective time of the Merger (the “Effective Time”), the Merger had the effect provided by applicable law, and the following consequences: (a) the certificate of limited partnership of the Delaware Partnership in effect immediately prior to the Effective Time became the certificate of limited partnership of the Surviving Entity; (b) the limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Annex A to the Merger Agreement, became the partnership agreement of the Surviving Entity (as so amended, the “Agreement”); (c) ConCap Equities, Inc., a Delaware corporation, remained as sole General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (d) the interest of the general partner in the Delaware Partnership immediately prior to the Effective Time was cancelled; (e) each limited partner in the California Partnership became a limited partner in the Surviving Entity, with an interest in the Surviving Entity equivalent to the interest such limited partner had in the California Partnership immediately prior to the Effective Time; (f) the interest of each limited partner in the Delaware Partnership immediately prior to the Effective Time was cancelled. References herein to the “Partnership” are to the California Partnership prior to the Merger and to the Delaware Partnership, as the Surviving Entity in the Merger, from and after the Effective Time.”

(b)	Section 1.02 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.02 Name and Principal Place of Business. The name of the Partnership is “Consolidated Capital Institutional Properties/2, LP” and its principal place of business is 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, or such other place or places as the General Partner may from time to time determine.”

(c)	Section 1.04(r) of the Partnership Agreement (the definition of “Partnership”) is hereby deleted.

(d)	Section 4.02(g) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(g) Filing of Reports. The Partnership will file with any appropriate federal or state regulatory agency requiring the same a copy of each report made pursuant to subdivisions (a), (b), (c) and (d) of this Section 4.02, concurrently with its transmittal to the Limited Partners.”

(e)	Section 5.04(a) of the Partnership Agreement is hereby deleted.

(f)	The last sentence of Article XVIII of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, unless expressly or by necessary implication contravened by any provision hereof, the provisions of the Delaware Revised Uniform Limited Partnership Act shall apply.”

(g)	The Partnership Agreement is hereby amended by the addition of a new Article XXI, which will read in its entirety as follows:

“XXI. SERIES OF LIMITED PARTNERSHIP INTERESTS
Notwithstanding any other provision of this Agreement, the General Partner is hereby authorized to amend the Partnership’s Certificate of Limited Partnership and this Agreement at any time, and from time to time, as it determines, in its sole discretion, may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Delaware Revised Uniform Limited Partnership Act. Without limitation of the foregoing, the General Partner shall be authorized to adopt amendments that would provide for any or all of the following:

• All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the Partnership.

• Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the Partnership and other series.

• If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the General Partner would allocate them among any one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the Limited Partners of all series for all purposes.

• The assets belonging to a particular series would be charged solely with the liabilities of the Partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the Limited Partners of all series for all purposes.

• No limited partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.

• At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each Limited Partner which would initially consist of that portion of such Limited Partner’s existing capital account that relates to the series property. Thereafter, the capital account of each Limited Partner in that series would be adjusted in the manner set forth in the Agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.”
2.	Miscellaneous.
(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
[Reminder of page intentionally left blank.]

          IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

CONCAP EQUITIES, INC., a Delaware corporation
By:	/s/ Martha L. Long
Martha L. Long
Senior Vice President